Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. LOWERS EXPECTATIONS FOR 2004 FOURTH QUARTER
AND FULL YEAR - REVISES 2005 GUIDANCE

New York, New York - January 21, 2005 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that it anticipates 2004 fourth quarter earnings per share in a range of $0.28 to $0.30, below the previously provided guidance of $0.40 to $0.45. For the full year 2004, the Company expects to achieve earnings per share in the range of $2.39 to $2.41, with revenues approximating $4.65 billion. Previous 2004 full year earnings per share guidance was $2.51 to $2.56.

Peter Boneparth, Chief Executive Officer, stated, "While we anticipated a very challenging fourth quarter, the environment proved to be more difficult than expected. Most challenging was a higher level of promotions experienced by our retail customers than we anticipated. Given the environment, we also experienced a higher level of off-price shipments and received a lower recovery rate on those shipments than we anticipated and have historically recovered. As a result of the higher levels of promotion to clear merchandise, we feel that our wholesale inventory levels, as well as our inventories in the retail channel, are in line with expectations."

Wesley Card, Chief Operating and Financial Officer, commented, "Our balance sheet remains quite strong despite the challenging fourth quarter. Full year operating cash flow and our debt to total capitalization ratio are each in line with previous guidance. We ended the year with $69 million of short-term borrowings and $331 million of outstanding letters of credit against our $1.5 billion committed bank lines, allowing us significant financial flexibility."

Mr. Card continued, "Turning to 2005, we are revising our range of projected earnings per share from $3.00 to $3.10 to a range of $2.75 to $2.90, an increase of 15% to 21% over 2004 earnings per share. This forecast reflects our continued cautious outlook and includes the projected results of Barneys New York along with the incremental interest expense associated with the $750 million senior note financing completed in November 2004. We forecast total revenues to be in a range of $5.3 billion to $5.4 billion."

The Company will host a conference call with management to further review this guidance at 9:00 am eastern time today and is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. The call will be recorded and made available through January 31, and is accessible by dialing 877-344-7529. Enter account number 108 and conference number 364224.

The Company will also host a conference call with management to discuss the full fourth quarter results on February 16.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and retailer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Barneys New York, Anne Klein, Albert Nipon, Kasper, Gloria Vanderbilt, Norton McNaughton, Erika, LeSuit, Evan Picone, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier and Judith Jack. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation and costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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